Exhibit 99.1

Press Release

Spirit Realty Capital, Inc. Comments on Closing of SMTA $2.4 Billion Sale to Hospitality Properties Trust

Dallas, Texas, September 20, 2019 – Spirit Realty Capital, Inc. (NYSE: SRC) (“Spirit”), a net-lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today commented on the announcement by Spirit MTA REIT (NYSE: SMTA) (“SMTA”), externally managed by a subsidiary of Spirit, that SMTA closed on the previously-announced sale of substantially all of the assets held in Master Trust 2014 by SMTA, and three travel center properties formerly owned by a subsidiary of Spirit, to Hospitality Properties Trust (“HPT”) (NASDAQ: HPT) for $2.4 billion in total cash consideration, subject to certain adjustments (the “MTA Sale”).

“This transaction marks a critical milestone in Spirit’s evolution to a simplified net lease REIT while providing SMTA shareholders with a substantial return of capital. Thanks to tremendous efforts by the Spirit team and SMTA board of trustees, we were able to achieve this positive outcome in a relatively short period of time and I am excited about the next chapter of Spirit as we continue to move forward,” stated Jackson Hsieh, President and Chief Executive Officer of Spirit.

In conjunction with closing of the MTA Sale, Spirit received approximately $265 million in aggregate proceeds, which amounts include termination fees, consideration for the repurchase of the preferred equity investment, including any accrued and unpaid dividends, consideration for the redemption of the Master Trust 2014 notes held by Spirit, and proceeds from the sale of three travel center properties.

In addition, in connection with the closing, the interim asset management agreement between a subsidiary of Spirit and SMTA whereby Spirit will receive $1 million during the initial one-year term and $4 million for any renewal one-year term, plus certain cost reimbursements, to manage and liquidate the remaining assets held by SMTA became effective; such agreement is terminable at any time by SMTA and by Spirit after the initial one year term, in each case without a termination fee.

Additional information about the transaction referenced can be found in the announcement released by SMTA at http://investors.spiritmastertrust.com/press-releases.

ABOUT SPIRIT REALTY

Spirit Realty Capital, Inc. (NYSE: SRC) is a net-lease REIT that primarily invests in single-tenant, operationally essential real estate assets, subject to long-term, net leases.

As of June 30, 2019, our diversified portfolio was comprised of 1,563 owned properties and 43 properties securing mortgage loans. Our owned properties, with an aggregate gross leasable area of approximately 29.3 million square feet, are leased to 255 tenants across 48 states and 32 industries.

INVESTOR CONTACT

Pierre Revol

(972) 476-1403

InvestorRelations@spiritrealty.com

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FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximately” or “plan,” or the negative of these words or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise, and Spirit may not be able to realize them. Spirit does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following risks and uncertainties, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: industry and economic conditions; volatility and uncertainty in the financial markets, including potential fluctuations in the CPI; Spirit's success in implementing its business strategy and its ability to identify, underwrite, finance, consummate, integrate and manage diversifying acquisitions or investments; the financial performance of Spirit's retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers; Spirit's ability to diversify its tenant base; the nature and extent of future competition; increases in Spirit's costs of borrowing as a result of changes in interest rates and other factors; Spirit's ability to access debt and equity capital markets; Spirit's ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; Spirit's ability and willingness to renew its leases upon expiration and to reposition its properties on the same or better terms upon expiration in the event such properties are not renewed by tenants or Spirit exercises its rights to replace existing tenants upon default; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect Spirit or its major tenants; Spirit's ability to manage its expanded operations; Spirit's ability and willingness to maintain its qualification as a REIT under the Internal Revenue Code of 1986, as amended Spirit's ability to manage and liquidate the remaining SMTA assets; and other risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters discussed in Spirit's most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. While forward-looking statements reflect Spirit's good faith beliefs, they are not guarantees of future performance. Spirit disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by law.

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